SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 17, 2010

BLUEGREEN CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts

(State or other jurisdiction of incorporation)

0-19292	03-0300793
(Commission File Number)	(IRS Employer Identification No,)

4960 Conference Way North, Suite 100, Boca Raton, Florida 33431

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (561) 912-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Timeshare Loan Term Securitization

On December 17, 2010, Bluegreen Corporation (“we” or “the Company”) completed a private offering and sale of $107.6 million of investment-grade, timeshare loan-backed notes (the "2010-A Term Securitization"). The 2010-A Term Securitization consisted of the issuance of $88.0 million of A rated and $19.6 million of BBB rated timeshare-loan backed notes with coupon rates of 5.1% and 7.5%, respectively, which blended to a weighted average coupon rate of 5.5%. The advance rate for this transaction was 85.25%. BB&T Capital Markets acted as the sole placement agent and initial purchaser.

The amount of the timeshare receivables sold was $126.2 million, substantially all of which was provided at closing. The gross proceeds of $107.6 million were used to: repay Branch Banking and Trust ("BB&T") approximately $93.6 million, representing all amounts currently outstanding under the Company's existing receivables purchase facility with BB&T (the "BB&T Purchase Facility"), including accrued interest; capitalize a reserve fund; and pay fees and expenses associated with the transaction. The remainder of the proceeds, approximately $9.9 million, will be used for general corporate purposes.

While ownership of the timeshare receivables included in the 2010-A Term Securitization is transferred and sold for legal purposes, the transfer of these timeshare receivables will be accounted for as a secured borrowing for financial accounting purposes.

Increase and Extension of Timeshare Receivables Purchase Facility

On December 17, 2010, in connection with the 2010-A Term Securitization discussed above, BB&T amended the terms of the existing BB&T Purchase Facility to increase the facility limit to a revolving $75.0 million from $50.0 million, and extended the revolving advance period from August 31, 2011 to December 17, 2011. In addition, the interest rates on future advances under the facility were reduced to the Prime rate plus 2.0%, subject to tiered increases once the outstanding balance equals or exceeds $25.0 million, subject to a maximum interest rate of the Prime rate plus 3.5%, once the facility equals or exceeds $50.0 million. In addition, we will now receive all of the excess cash flows generated by the timeshare receivables transferred to BB&T under the facility (excess meaning after customary payment of fees, interest and principal under the facility), rather than sharing such excess cash flows equally with BB&T as an accelerated payment under the facility as we previously did.

With the closing of the 2010-A Securitization, the entire $75.0 million BB&T facility is available, subject to eligible collateral and customary terms and conditions.

EXHIBIT INDEX

10.100 -	BXG Receivable Note Trust 2010-A, Standard Definitions, dated as of November 15, 2010.

10.101 -

Indenture between BXG Receivable Note Trust 2010-A as Issuer, Bluegreen Corporation as Servicer, Vacation Trust, Inc. as Club Trustee, Concord Servicing Corporation as Backup Servicer and U.S. Bank National Association, as Indenture Trustee, Paying Agent and Custodian, dated November 15, 2010.

10.102 -	Sale Agreement by and among BRFC 2010-A LLC as Depositor and BXG Note Trust 2010-A as Issuer dated November 15, 2010.

10.103 -	Transfer Agreement by and among Bluegreen Corporation, BXG Timeshare Trust I as Seller and BRFC 2010-A LLC as Depositor, dated November 15, 2010.

10.104 -	Purchase and Contribution Agreement by and among Bluegreen Corporation, as Seller and BRFC 2010-A LLC as Depositor, dated November 15, 2010.

10.105

Omnibus Amendment No. 8 dated December 17, 2010, by and among the BXG Timeshare Trust I as Issuer, Bluegreen Timeshare Finance Corporation I as Depositor, Bluegreen Corporation as Servicer, Concord Servicing Corporation as Backup Servicer, U.S. Bank National Association as Custodian and as Indenture Trustee, and Branch Banking and Trust Company as Agent.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2010

By: /S/ ANTHONY M. PULEO

Anthony M. Puleo
Senior Vice President, Chief Financial Officer & Treasurer